Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Digital Angel Corporation of our report dated May 9, 2002, except for the impact of the adoption of SFAS No. 142 for 2001 and 2000 as included in Note 1 and the segment information for 2001 and 2000 as included in Note 18, which are as of October 28, 2002 relating to the financial statements and the financial statement schedule, which appears in Digital Angel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the references to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
St. Louis, Missouri
August 27, 2003